EMPLOYMENT AGREEMENT


                                     BETWEEN



                                FAC REALTY, INC.


                                       AND


                               PATRICK M. MINIUTTI

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of March, 1997 between FAC REALTY, INC., a Delaware corporation (the "Company"), and PATRICK M. MINIUTTI (the "Executive") for employment commencing on the Effective Date (as hereinafter defined).

                                  WITNESSETH:

     WHEREAS, the Executive has been employed by the Company as Executive Vice President and Chief Financial Officer under that certain Employment Agreement between FAC Realty, Inc. and dated August 26, 1996 (the "Original Employment Agreement"); and

     WHEREAS, the Company desires to employ the Executive as its Executive Vice President and Chief Financial Officer and to terminate the Original Employment Agreement, and the Executive desires to be so employed on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Employment

          (a) The Company hereby employs the Executive as Executive Vice President and Chief Financial Officer and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth. The Original Employment Agreement is hereby terminated

          (b) During the term of his employment under this Employment Agreement and any extension hereof (all references herein to the term of this Employment Agreement shall include any extension hereof), the Executive shall be and have the title of Executive Vice President and Chief financial Officer and shall devote his entire business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by presidents and chief executive officers of companies similar in size to the Company, together with such other duties as may be reasonably requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with his title and position as set forth above and as provided in Paragraph 2; provided, however, that business activities by the Executive with respect to passive investments, so long as such activities do not, alone or in the aggregate, materially interfere with the Executive's performance of his duties as described in this Paragraph 1(b). will not be deemed inconsistent with the requirements of this Paragraph 1(b).

     2. Term and Positions.

          (a) Subject to the provisions for extension or termination hereinafter stated, the term of this Employment Agreement shall begin as of March 1, 1997 (the "Effective Date") and shall continue through February 29, 2000 (the "Expiration Date"). As of the March 1, 1998 and each successive anniversary thereof, such term automatically shall be extended for one (1) additional year, unless: (i) this Employment Agreement is terminated as provided in Paragraph 5 or (ii) either the Company or the Executive shall give written notice to the other at least thirty (30) days before the first anniversary of the Effective Date or any subsequent annual anniversary thereof, that this Employment Agreement shall not be so extended but shall terminate upon the expiration of the then-existing term (for example, unless such written notice of non-extension is given on Or prior to January 28, 1998, the term of this Employment Agreement automatically will be extended, effective March 1, 1998, until February 28,
     2001). In the event of a "change of control" (as hereinafter defined) the term of this Employment Agreement shall automatically be extended for a term of two (2) years from the then existing Termination Date.

          (b) The Executive shall be entitled to serve as Executive Vice President and Chief Financial Officer of the Company. For service as a director, officer and employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Restated Certificate of Incorporation and Bylaws of the Company, as the same may be amended from time to time, which indemnifications shall remain effective after termination of this Employment Agreement with respect to Executive's actions and inactions during the term hereof. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by the Executive, during and throughout the term of his employment under this Employment Agreement: (i) all employees of the Company shall report directly or indirectly to the Executive; and (ii) unless the Board of Directors shall otherwise direct, the Executive shall have the authority to make operating decisions regarding day-to-day operation of the business.

          (c) If:

               (i) the Company materially changes the Executive's duties and responsibilities as set forth in Paragraphs 1(b) and 2(b) without his consent;

               (ii) the Executive's place of employment or the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Cary, North Carolina;

               (iii) there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within ten (10) days after the Executive gives notice thereof to the Company;

               (iv) there occurs a "change in control" (as hereinafter defined) of the Company during the term of this employment Agreement; or

               (v) after the Effective Date, the Executive is not at all times during his employment hereunder a member of the Board of Directors, or, if the Board of Directors constitutes an Executive Committee, the Executive is not at all times during his employment hereunder a member of such Executive Committee;

     then in any such event the Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company "without cause" (as defined in Paragraph 5 (a)). The Executive may exercise such right of termination at any time within three (3) months following the occurrence of the applicable event described in (i) and (iii) of this Paragraph 2(c), and within six (6) months following the occurrence of the applicable event described in (ii), (iv) and (v) of this Paragraph 2(c).

          (d) The Executive shall be deemed not to have consented to any written proposal calling for a material change in his duties and responsibilities unless he shall give written notice of his consent thereto to the Board of the Company within fifteen (15) days after receipt of such written proposal. If the Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of said fifteen (15) day period.

          (e) The term "change in control" means the first to occur of the following events:

               (i) any person or group of commonly controlled persons owns or controls, directly or indirectly, fifty percent (50%) or more (directly or indirectly, including convertible shares or convertible partnership units) of the voting control or value of the capital stock of the Company following the Effective Date;

               (ii) any person or group of commonly controlled persons owning less than five percent (5%) of the voting control or value of the capital stock of the Company within 30 days following the Effective Date owns or controls, directly or indirectly, more than twenty percent (20%) (directly or indirectly, including convertible shares or convertible partnership units) of the voting control or value of the capital stock of the Company; or

               (iii) following the Effective Date, the stockholders of the Company approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more (directly or indirectly, including convertible shares or convertible partnership units) of the voting control or value of the capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business; provided, however, a pledge, hypothecation or other similar disposition for the purpose of providing collateral security made at the time the Company enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Company would not constitute a change in control.

Notwithstanding the foregoing provisions of this Paragraph 2, the ownership or acquisition of capital stock by the Executive, J. Dixon Fleming, Jr., Patrick M. Miniutti, Christopher G. Gavrelis, Connell L. Radcliffe and/or their respective affiliates, shall not be deemed to result in a "change in control" of the Company.

     3. Compensation.

     During the term of his employment under this Employment Agreement the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3. All restricted stock given as compensation shall be subject to the Company's 1996 Restricted Stock Plan.

          (a) The Company shall pay to the Executive a base salary payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) of (i) cash payments of Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) per annum; (ii) Common Stock of the Company equivalent to $100,000 based on the market price of the Common Stock on March 1, 1997 and each subsequent annual anniversary, rounded down to the nearest 1,000 shares (for example, $100,000 divided by $6.625 per share would result in 15,000 shares issued), which shares shall automatically vest on the subsequent annual anniversary (for example, March 1, 1998 for shares issued March 1. 1997) unless the Executive voluntarily terminates his employment prior to such anniversary date or his employment is terminated for "cause" (see Paragraph 5 (a) (iii)); (iii) Common Stock of the Company equivalent to $18,750 based on the market price of the Common Stock on March 1, 1997 and each subsequent annual anniversary rounded up to the nearest 1,000 shares plus 50% (for example, $18,750 divided by $6.625 per share would result in 3,000 shares issued plus 50%, or a total of 4,500 shares), which shares shall automatically vest on the third anniversary of the date of issuance (for example, March 1, 2000 for shares issued March 1, 1997) unless the Executive voluntarily terminates his employment prior to such anniversary date or his employment is terminated for "cause" (see Paragraph 5 (a) (iii)); and (iv) such increases (but not decreases) from time to time (based upon the performance of the Company and the Executive) as determined by the Board or the Company's Executive Compensation Committee payable in the form of Common Stock of the Company similar to (iii) above,

          (b) The Company may pay to the Executive bonus compensation on a calendar year basis pursuant to the terms of the incentive compensation plan established by the board from time to time, not later than March 1 following each calendar year. Such bonus compensation may be payable in the form of cash or Common Stock of the Company. In the event such bonus is paid in the form of Common Stock, the determination of shares issued may be based on the cash equivalent divided by the market price of the Common Stock on or about the date of determination of the bonus compensation by the Board. Such Shares will be increased by 50% and shall automatically vest on the third anniversary of the date of issuance (for example, March 1, 2001 for shares issued March 1, 1998) unless the Executive voluntarily terminates his employment prior to such anniversary date or his employment is terminated for "cause" (see Paragraph 5 (a) (iii)).

          (c) The Company shall provide to the Executive such medical, hospitalization and dental insurance for himself, his spouse and eligible family members, as may be available to other officers of the Company and term life insurance in the amount of not less than $1,000,000.

          (d) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to officers of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Employment Agreement shall or shall be deemed to in any way affect the Executive's rights and benefits thereunder except as expressly provided herein).

          (e) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Company's Executive Compensation Committee for officers generally; provided that Executive shall be entitled to not less than four weeks (twenty days) of vacation each year.

          (f) The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

          (g) The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

          (h) The Company shall (i) pay to the Executive an annual automobile allowance of $8,000 payable on a pro rata monthly basis; (ii) pay or reimburse the Executive for country club initiation fees of up to $10,000 plus periodic dues; and (iii) pay or reimburse the Executive up to $2,500 annually for expenses of financial, estate or tax planning.

     4 Payment in the Event of Death or Permanent Disability.

          (a) In the event of the Executive's death or "permanent disability" (as hereinafter defined) during the term of his employment under this Employment Agreement, the Company shall pay to the Executive (or his personal representatives, heirs, successors and assigns in the event of his death) an amount equal to two (2) times the Executive's then effective annual base salary, as determined under Paragraph 3(a), plus a pro rata portion of the bonus applicable to the calendar year in which such death or permanent disability occurs, as such bonus is determined under Paragraph 3(b).

          (b) The pro rata portion of the bonus described in Paragraph 4(a) shall be paid when and as provided in Paragraph 3(b). The remainder of the benefit to be paid pursuant to Paragraph 4(a) shall be paid within ninety
     (90) days after the date of death or permanent disability, as the case may be.

          (c) Except as otherwise provided in Paragraphs 2(b), 3(d), 4(a) and 4(b), in the event of the Executive's death or permanent disability, the Executive's employment hereunder shall terminate and the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or permanent disability, as the case may be.

          (d) For purposes of this Employment Agreement, the Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of permanent disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, dispute that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Raleigh, North Carolina, area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty
     (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

     5. Termination

          (a) The Employment of the Executive under this Employment Agreement, and the term hereof, may be terminated by the Company:

               (i) on the death or permanent disability (as defined above) of the Executive;

               (ii) for "cause" at any time by action of the Board; or

               (iii) "without cause" at any time by action of the Board.

      For purposes hereof, the term "cause" shall mean:

                    (A) The Executive's fraud, commission of a felony,
               commission of an act or series of repeated acts of dishonesty which fraud, felony or dishonesty is materially inimical to the best interests of the Company, or which results in material injury to the business reputation of the Company, or the Executive's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or

                    (B) The Executive's material breach of any material
               provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive.

          For purposes hereof, the term "without cause" shall mean any reason other than those set forth in subparagraphs (a)(i) and (a)(ii) of this Paragraph 5.

     The exercise by the Company of its rights of termination under this Paragraph 5 shall be the Company's sole remedy in the event of the occurrence of the event as a result of which such right to terminate arises. Upon any termination of this Employment Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company.

          (b) In the event of a termination claimed by the Company to be for "cause" pursuant to Paragraph 5(a)(ii), the Executive shall have the right to have the justification for said termination determined by arbitration in Raleigh, North Carolina. In order to exercise such right, the Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of a single arbitraitor by the American Arbitration Association and thereafter the question of "cause" shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Executive shall continue to receive all compensation and benefits to which he is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to the Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate the Executive's employment for cause. Expenses of the arbitration shall be borne equally by the parties.

          (c) In the event of termination pursuant to subparagraph (a)(i) or
     (a)(ii) of this Paragraph 5, except as otherwise provided in Paragraphs 2(b), 3(d), 4(a) and 4(b), as applicable, the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

          (d) In the event of termination pursuant to Paragraph 2(c), or subparagraph (a)(iii) of this paragraph 5, the Executive shall be entitled to


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


               (i) severance pay payable within five (5) days of such termination in a lump sum equal to the sum of (A) the greater of (x) the total amount of unpaid base salary for the then-unexpired portion of the term of this Employment Agreement, including any extended term as provided by Section 2(a) hereof at the then-effective annual rate of salary, as determined under Paragraph 3(a) and (y) the amount of one year's base salary at the then-effective annual rate of salary, and (B) the product of the number of years (including fractions) representing the unexpired term of this Employment Agreement (but not less than one) times an amount equal to the average of the annual bonuses payable to the Executive under Paragraph 3(b) for the three
          (3) full calendar years immediately prior to termination of this Employment Agreement in which a bonus was payable or such lesser number of full calendar years during which the Executive was employed hereunder in which a bonus was payable,

               (ii) during a period equal to the greater of one (1) year or the unexpired term of this Employment Agreement, all other benefits to which the Executive would have been entitled during the term of this Employment Agreement had the Executive's employment not been terminated.

               (iii) during a period equal to the greater of one (1) year or the unexpired term of this Employment Agreement, the continuing use of a secretary and office space to be provided by the Company, and

               (iv) other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

          (e) In the event of the termination of his employment pursuant to Paragraph 2(c) or Paragraph 5(a)(iii), the Executive shall have the option to be released from his obligations under Paragraph 6(a)(i) for the one (1) year period following the termination of his employment, by releasing the Company from its obligations under Paragraph 5(d) hereof (other than those provided in Paragraph 5(d)(iv)) Such option may be exercised by the Executive giving the Company notice thereof within five (5) days of such termination.

          (f) In no event shall the Executive have or be deemed to have any duty to seek employment or otherwise mitigate damages with respect to any amounts or benefits due to him upon termination of this Employment Agreement as provided in this Paragraph 5, nor shall any such amount or benefits be reduced by reason of any other compensation or benefits which the Executive may earn following termination of this Employment Agreement.

     6. Covenants and Confidential Information.

          (a) The Executive acknowledges the Company's reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the time when he is employed under this Employment Agreement. In light of such reliance and expectation on the part of the Company (but subject to Paragraph 5(d), 5(e) and 5(f) above), during the time when he is employed under this Employment Agreement and for a period of one (1) year after the termination of such employment for any reason other than the expiration of the term hereof in accordance with Paragraph 2(a)(ii) hereof (and, as to clause (ii) of this subparagraph (a), at any time during and after the term of this Employment Agreement), the Executive shall not, directly or indirectly, do either of the following:

               (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing factory outlet shopping centers; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity; or

               (ii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company's operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is obtainable in the public domain or known in the industry generally, (B) becomes obtainable in the public domain or known in the industry generally, except by reason of the breach by the Executive of the terms hereof,
          (C) was not acquired by the Executive in connection with his employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives, or (E) is required, to be disclosed by rule of law or by order of a court or governmental body or agency.

          (b) The Executive agrees and understands that the remedy at law for any breach by him of this Paragraph 6 may be inadequate and that the damages flowing such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executives violation of any legally enforceable provision of this Paragraph 6, the Company may be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 6 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 6 which may be pursued or availed of by the Company.

          (c) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.



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     7. Stock Options. The Executive shall receive stock options under the
Company's 1993 Employee Stock Incentive Plan as amended as more fully described in that certain Nonqualified Stock Option Agreement and that certain Incentive Stock Option Agreement dated February 14, 1996 the terms and conditions of which are incorporated herein by reference.

     8. Restricted Stock. The Executive shall receive a grant of 120,000 shares (the "Restricted Shares") of restricted common stock of the Company ("Common Stock") granted under the Company's 1996 Restricted Stock Plan. Prior to vesting, the Restricted Shares will be registered under the Securities Act on Form S-8, will be listed on the NYSE and following vesting thereof will be freely tradable subject to applicable provisions of Rule 144 promulgated under the Securities Act. With respect to said grant, the Company and the Executive shall enter into a Restricted Stock Agreement in a form mutually agreed upon by the Company and the Executive providing that (i) the Restricted Shares shall vest in ten (10) equal installments of ten percent (10%) per year (provided as to each installment that the Executive continues to be employed by the Company), commencing on the Effective Date and thereafter on the first through ninth anniversaries of the Effective Date provided (ii) all unvested Restricted Shares shall immediately vest upon the Executive's death or permanent disability (as defined in Paragraph 4(d)) during his employment by the Company; or termination of the Executive's employment by the Company due to the Company's election not to extend this Employment Agreement as permitted in Paragraph 2(a); or pursuant to Paragraph 5(a)(iii) if such termination occurs within three (3) months prior to, at the time of, or within one (1) year following a "change of control's (as defined in Section 2(e) hereof) or provided that such change is effected, the execution of a definitive agreement therefor (notwithstanding the requirement of continued employment in subparagraph (i) above, upon such termination of employment). The Executive shall be entitled to dividends on any those Restricted Shares which have vested as of the record date of any dividend payment.

     9. Tax Adjustment Payments. If all or any portion of the amounts payable to the Executive under this Employment Agreement (together with all other payments of cash or property, whether pursuant to this Employment Agreement or otherwise, including, without limitation, the issuance of common stock of the Company, or the granting, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased (in the same manner, to the extent applicable, without duplication, as provided in (i),
(ii) and (iii) below) to the extent necessary to place the Executive in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to the Executive under this Employment Agreement or any other payment that the Executive may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by the Executive within thirty
(30) calendar days after such payment and said incremental payment shall be made within five (5) calendar days after such determination has been made. If, after the date upon which the payment required by this Paragraph 8 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment, or otherwise) that the amount of excise or other similar taxes or assessments payable by the Executive is greater than the amount initially so determined, then the Company shall pay the Executive an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse the Executive for any income, excise or other tax assessment payable by the Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Paragraph 8. Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.

     10. Representations and Warranties of the Company.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into, execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.

          (b) The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by, this Employment Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Employment Agreement constitutes the legally valid and binding obligation of the Company, enforceable by the Executive in accordance with its terms.

          (c) No provision of the Company's governing documents or any agreement to which it is a party or by which it is bound or of any material law or regulation of the kind usually applicable and binding upon the Company prohibits or limits its ability to enter into, execute and deliver this Employment Agreement, fulfill its respective obligations hereunder and consummate the transactions contemplated hereby.

     11. Miscellaneous.

          (a) The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

          (b) The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable nevertheless shall be binding and enforceable.

          (c) The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive (other than obligations to perform services and to refrain from competition and disclosure of confidential information) and his heirs, personal representatives and assigns.

          (d) Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Raleigh, North Carolina, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 11(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Paragraph 6 hereof.

          (e) Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention:
     Chairman, and if mailed to the Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other. All notices provided for hereunder to the parties shall be accompanied by simultaneous copy of such notice sent to the attorneys for such parties, as follows:

          If to the Executive;


          If to the Company;

                FAG Realty, Inc.
                11000 Regency Parkway.
                Third Floor East Tower
                Cary, North Carolina 27511
                Attention: General Counsel

     Notices sent by Federal Express or similar overnight delivery service or by facsimile transmissions shall also constitute due notice under this paragraph 11(e), effective upon receipt thereof.

          (f) The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, for prevent that party thereafter front enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

          (g) This Employment Agreement supersedes all prior agreements and understandings between the parties made prior to the date hereof and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

          (h) This Employment Agreement shall be governed by and construed according to the laws of the State of North Carolina.

          (i) Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

          (j) Where necessary or appropriate to the mean hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to Include each other.

          (k) This Employment Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Employment Agreement may be executed by facsimile signature.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.


                                        FAC REALTY, INC., a Delaware corporation

                                        By: /s/ C. CARNMACK MORTON
                                          -----------------------------------
                                          C. Carnmack Morton
                                          President
                                          Chief Executive Officer


                                        By: /s/ THEODIRE E. HAIGLER, JR.
                                          -----------------------------------
                                          Theodire E. Haigler, Jr.
                                          Chairman of Executive Compensation
                                          Committee


                                        /s/ PATRICK M. MINIUTTI           (SEAL)
                                        ----------------------------------------
                                        Patrick M. Miniutti